Exhibit 99.1

Station Casinos, Inc.

Summary Information and

Reconciliation of Net Income to EBITDA

(amounts in thousands, except occupancy percentage and ADR)

(unaudited)

	Three Months Ended
	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
Major Las Vegas Operations (a):
Net revenues	$194,070	$192,487	$195,734	$186,112

Net income	$20,488	$21,342	$18,763	$14,409
Income tax provision	12,032	12,534	11,019	8,463
Interest and other expense, net	15,701	15,706	15,918	18,922
Depreciation and amortization	17,286	17,200	17,190	16,925
EBITDA	$65,507	$66,782	$62,890	$58,719

Green Valley Ranch Station (50% owned):
Net revenues	$33,272	$33,421	$31,442	$28,595

Net income	$5,626	$5,937	$3,564	$2,040
Interest and other expense, net	4,086	4,288	4,319	4,313
Depreciation and amortization	3,938	3,974	3,901	3,491
EBITDA	$13,650	$14,199	$11,784	$9,844

Same-Store Operations (b):
Net revenues	$227,342	$225,908	$227,176	$214,707

Net income	$26,114	$27,279	$22,327	$16,449
Income tax provision	12,032	12,534	11,019	8,463
Interest and other expense, net	19,787	19,994	20,237	23,235
Depreciation and amortization	21,224	21,174	21,091	20,416
EBITDA	$79,157	$80,981	$74,674	$68,563

	Three Months Ended
	June 30, 2003	March 31, 2003	December 31, 2002	September 30, 2002
Total Station Casinos, Inc. (c):
Net revenues	$210,005	$199,561	$201,607	$191,710
Thunder Valley development fee	(3,597)	—	—	—
Thunder Valley management fee	(4,864)	—	—	—
Net revenues excluding Thunder Valley	$201,544	$199,561	$201,607	$191,710

Net income	$20,628	$12,561	$4,540	$5,671
Income tax provision	12,115	7,377	2,823	3,330
Interest and other expense, net	20,268	25,516	29,717	27,339
Impairment loss	—	1,394	4,915	—
Depreciation and amortization	18,164	18,014	17,933	17,657
Corporate expense less Harrah’s patent litigation costs	8,328	6,564	6,598	6,663
Harrah’s patent litigation costs	476	1,317	1,521	1,122
Reversal of reserve	—	—	(871)	—
Thunder Valley development fee	(3,597)	—	—	—
Thunder Valley management fee	(4,864)	—	—	—
EBITDA from Las Vegas operations	71,518	72,743	67,176	61,782
Thunder Valley management fee	4,864	—	—	—
EBITDA before corporate expense	76,382	72,743	67,176	61,782
Less corporate expense	(8,328)	(6,564)	(6,598)	(6,663)
EBITDA	$68,054	$66,179	$60,578	$55,119

Occupancy percentage	95%	95%	92%	90%
ADR	$49	$49	$50	$47

(a)         The Major Las Vegas Operations include the wholly owned properties of Palace Station, Boulder Station, Texas Station, Sunset Station, Santa Fe Station, Fiesta Rancho and Fiesta Henderson.

(b)        Same-Store Operations include the Major Las Vegas Operations plus the total operations of Green Valley Ranch Station.

(c)         Total Station Casinos, Inc. includes the Major Las Vegas Operations, Wild Wild West, Wildfire (since January 27, 2003), the Company’s earnings from joint ventures and Corporate expense.